Exhibit (14)(e)(ii)
Allianz Global Investors Fund Management LLC
1633 Broadway
New York, NY 10019
November 1, 2012
Ladies and Gentlemen:
     Pursuant to an Expense Waiver Agreement effective as of November 1, 2012 between Allianz Funds (the “Trust”) and Allianz Global Investors Fund Management LLC (“AGIFM”), AGIFM has agreed to certain waivers of its fees payable under the Amended and Restated Investment Advisory Agreement dated May 5, 2000.
     In connection with this, Allianz Global Investors Capital LLC (“AGIC”) agrees to waive a portion of its fees payable under the Portfolio Management Agreement dated March 3, 2005 between AGIFM and AGIC (as novated from Oppenheimer Capital LLC, effective August 25, 2010) with respect to the series, and in the amounts, specified in Exhibit A, for a term lasting from November 1, 2012 through October 31, 2013.
     If the foregoing correctly sets forth the agreement between the AGIFM and AGIC, please so indicate by signing and returning to AGIFM the enclosed copy hereof.

Very truly yours, ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC
By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	Managing Director

ACCEPTED AND AGREED TO:

Allianz Global Investors Capital LLC

By: Name:	/s/ Charles Field Charles Field
Title:	Managing Director, Chief Legal Officer and Secretary

Exhibit A

Expense Waiver (stated as a
percentage of average daily net
assets of the Fund or
attributable to the specified
Fund	share class(es), as applicable)
Allianz AGIC Opportunity Fund	0.05%